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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                             Logans Roadhouse, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   541198107
                        ------------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2/92)                Page 1 of 7 pages
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---------------------                                    ---------------------
 CUSIP No. 541198107                  13G                  Page 2 of 7 Pages
---------------------                                    ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Oberweis Asset Management, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Illinois

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                          SOLE VOTING POWER
                     5
     NUMBER OF               None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             300,550
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             300,550
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          300,550
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
          Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
          4.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
          IA

------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                    ---------------------
 CUSIP No. 541198107                  13G                  Page 3 of 7 Pages
---------------------                                    ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James D. Oberweis

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF               None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             300,550
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             300,550
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          300,550
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
          Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
          4.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
          IN

------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!
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Item 1(a)      Name of Issuer:

                    Logans Roadhouse, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

                    565 Marriott Drive, Suite 490
                    Nashville, Tennessee 37214

Item 2(a)      Name of Person Filing:

                    Oberweis Asset Management, Inc. ("OAM");
                    James D. Oberweis ("Mr. Oberweis")

Item 2(b)      Address of Principal Business Office:

                    OAM, and Mr. Oberweis are both located at:
                    951 Ice Cream Drive, Suite 200
                    North Aurora, Illinois 60542

Item 2(c)      Citizenship:

                    OAM is an Illinois Corporation.
                    Mr. Oberweis is a U.S. citizen.

Item 2(d)      Title of Class of Securities:

                    Common Stock

Item 2(e)      CUSIP Number:

                    541198107

Item 3         Type of Person:

               (e) OAM is an Investment Advisor registered under section 203 of the Investment Advisors Act of 1940. Mr. Oberweis is the principal stockholder of OAM.

                               Page 4 of 7 pages
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Item 4         Ownership (at December 31, 1998):

                    (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                         300,550 shares

                    (b)  Percent of class:

                         4.2%

                    (c)  Number of shares as to which such person has:

                              (i) sole power to vote or to direct the vote: none
                             (ii) shared power to vote or to direct the vote:
                                  300,550
                            (iii) sole power to dispose or to direct the
                                  disposition of: none
                             (iv) shared power to dispose or to direct
                                  disposition of: 300,550

Item 5         Ownership of Five Percent or Less of a Class:

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of equity securities, check the following (X).

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                    The shares reported herein have been acquired on behalf of discretionary clients of OAM. Persons other than OAM are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

                    Not Applicable

Item 8         Identification and Classification of Members of the Group:

                    Not Applicable

Item 9         Notice of Dissolution of Group:

                    Not Applicable

                               Page 5 of 7 pages
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Item 10        Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 6 of 7 Pages
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                                   Signature
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 1999

               The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.



                                 Oberweis Asset Management, Inc.

                                 By:  /s/ Patrick B. Joyce
                                    --------------------------------------
                                          Patrick B. Joyce
                                          Executive Vice President

               The undersigned individual, on the date above written, agrees and consents to the joint filing on his behalf of this Schedule 13G in connection with his beneficial ownership of the security reported herein.




                                       /s/ James D. Oberweis
                                   ---------------------------------------
                                       James D. Oberweis

                               Page 7 of 7 Pages